Exhibit 99.1

ProLung Announces End of 2012-2014 Governance Issues

Salt Lake City, UT, February 12, 2020 – ProLung, Inc. (“ProLung” or the “Company”), which has developed a cutting edge predictive cancer analytic that utilizes bioconductance to reduce the time to diagnosis, announced that the Utah Division of Securities (“Division”) has dismissed all charges of securities fraud against ProLung and its current management. The Company reached a settlement with the Division for paying unlicensed broker-dealers to sell its securities during 2012-2014 under prior management.

On January 6, 2020, ProLung entered into a settlement agreement with the Utah Division of Securities resolving a claim against ProLung alleging employment of unlicensed agents in connection with fundraising activities during the time period from February 2012 to March 2014. On January 9, 2020, the Utah Division of Securities entered an order as follows 1) entering certain Findings and Conclusions by the Division relating primarily to the employment of unlicensed agents in connection with fundraising activities from February 2012 to March 2014, which ProLung admitted via a Stipulation and Consent Order; 2) ordering ProLung to cease and desist from violating the Utah Uniform Securities Act (the “Act”) and to comply with the requirements of the Act in all future business in the state of Utah; 3) ordering ProLung to disclose the contents of the order to investors and prospective investors in all future capital raising efforts and disclosure documents of ProLung; and 4) ordering ProLung to pay a fine aggregating $55,000 to the Division.

Mr. Jared Bauer, Chief Executive Officer, stated, “With this protracted and costly regulatory action behind us, we can better focus our energies on bringing our patented ProLung Test™ to market so we can make a difference for cancer patients around the world. I believe ProLung is stronger today than it has ever been with more clinical data, a burgeoning product development pipeline and amazing shareholder support.”

About ProLung, Inc.

ProLung is a leader in cutting edge cancer predictive analytics utilizing a patented non-invasive scanning technique called bioconductance combined with a proprietary algorithm. ProLung is focused on developing, testing and commercializing predictive cancer analytics utilizing bioconductance and Artificial Intelligence (AI) which is designed to accelerate the time to diagnosis, expand the therapeutic window for cancer patients and significantly reduce the financial burden to healthcare payors.

About Lung Cancer

Lung cancer is the leading cause of cancer deaths worldwide, killing more than colorectal, breast and prostate cancers combined. There is a severe unmet clinical need to reduce the time required to determine malignancy in patients diagnosed with IPNs. Patients with IPNs can wait months, or even years, receiving multiple CT scans to confirm malignancy in the lungs. This wait often proves fatal as the cancer advances and spreads. In 2015, the Centers for Medicare and Medicaid Services (CMS) implemented the first national lung cancer screen utilizing a low-dose CT scan (LDCT) of the chest for high-risk adults, which was based in part on a 2013 recommendation by the US Preventive Services Task Force (USPSTF). The screen will amplify this clinical need as up to 24 million patients with IPNs may experience a narrowing treatment window as they wait.

Forward-Looking Statements

Statements contained in this release which are not purely historical, including, without limitation statements regarding ProLung’s future performance and goals, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties such as those described in the ProLung’s Annual Report on Form 10-K for the year ended December 31, 2017 and subsequent filings with the Securities and Exchange Commission. Such risks and uncertainties include inherent risks and uncertainties relating to ProLung’s ability to meet its funding requirements for its operations and other commitments and to obtain successful test results and regulatory approvals for its products. The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections.

For further information, contact:

Andy Robertson | 1-801-503-9231| acr@prolunginc.com

ProLung, Vice President of Business Development

ProLung, Inc.

350 W. 800 N., Suite 214

Salt Lake City, Utah 84103

USA

www.prolunginc.com

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